Exhibit 23.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Legend Mining, Inc., of our report dated July 12, 2011 on our audit of the financial statements of Legend Mining, Inc. as of March 31, 2011 and 2010, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and for the period from inception on July 1, 2007 through March 31, 2011, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
July 14, 2011

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351